Exhibit 5

March 30, 2022

Smith & Wesson Brands, Inc.

2100 Roosevelt Avenue

Springfield, Massachusetts 01102

Re:	Registration Statement on Form S-8

Smith & Wesson Brands, Inc.

Ladies and Gentlemen:

As legal counsel to Smith & Wesson Brands, Inc., a Nevada corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission on or about March 30, 2022, in connection with the registration under the Securities Act of 1933, as amended, of 3,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (the “Plan”). The shares of Common Stock issuable pursuant to the Plan are collectively referred to as the “Shares.” The facts, as we understand them, are set forth in the Registration Statement.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A. The Second Amended and Restated Articles of Incorporation of the Company;

B. The Amended and Restated Bylaws of the Company;

C. Various resolutions of the Board of Directors of the Company adopting the Plan and authorizing the issuance of the Shares;

D. Minutes of the September 27, 2021 Annual Meeting of Stockholders of the Company, at which the stockholders approved the Plan as adopted by the Board of Directors of the Company;

E. The Plan; and

F. The Registration Statement.

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of items A through F above, it is our opinion that the Shares will be validly issued, fully paid, and nonassessable when issued and sold in accordance with the terms of the Plan.

We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Nevada, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

Greenberg Traurig, LLP | Attorneys at Law

2375 East Camelback Road | Suite 800 | Phoenix, Arizona 85016 | T +1 602.445.8000 | F +1 602.445.8100
www.gtlaw.com

Smith & Wesson Brands, Inc.

March 30, 2022

We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com